NEWS

For:	From:
Ladish Co., Inc.	Libby Communications
5481 South Packard Avenue	95 Pin Pack Road
Cudahy, WI 53110-8902	Ridgefield, CT 06877
Contact: Wayne E. Larsen	Contact: William J. Libby
414-747-2935	203-431-8480
414-747-2890 Fax	203-431-6132 Fax

Release date: 6 February 2006

Ladish Acquires Valley Machining, Inc.

(Cudahy, WI) – Ladish Co., Inc. (www.ladishco.com) announced today that it has completed the acquisition of Valley Machining, Inc. (“Valley”). Located near La Crosse, Wisconsin, Valley is a longstanding proven supplier of precision machined components to Ladish and other aerospace material companies. Ladish financed the purchase with cash on hand.

“We are pleased to close on the purchase of Valley,” commented Ladish President and CEO Kerry L. Woody. “This strategic acquisition provides Ladish with a resource which will provide key precision machining capacity to serve our customers growing demands for capacity.”

Mr. Woody observed, “The accretive nature of this transaction will benefit Ladish stockholders, as Ladish’s other constituents gain from another addition to the Ladish family of metalworking companies.”

Ladish Co., Inc. is a leading producer of highly engineered, technically advanced components for the jet engine, aerospace and general industrial markets. Ladish is headquartered in Cudahy, Wisconsin with operations in Wisconsin, Oregon, Connecticut and Poland. Ladish common stock trades on Nasdaq under the symbol LDSH.

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